Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 6th day of February, 2017 (the “Effective Date”), by and between BIRCH COMMUNICATIONS, INC., a Georgia corporation (“Company”), and Kevin M. Dotts, a resident of the State of Georgia (referred to herein as “You”, “Your”, or “Yours”).

RECITALS

WHEREAS, the Company and its Affiliates (defined below) provide communications, network, cloud, and IT solutions to small, mid-sized, enterprise, and wholesale businesses in the United States and Canada, offering enterprise-class cloud hosted phone systems; data center environments with virtual and physical solutions; and file storage solutions for confidential data; and providing voice services, including basic phone line, VoIP, hosted PBX, and mobile services; network Internet services, such as broadband, Internet, and multi-protocol label switching (MPLS) services; and information technology services, including remote monitoring, software management, helpdesk, voice migration, and cloud migration services; and also providing facilities-based wholesale telecommunications services to competitive local exchange carriers, Internet service providers, VoIP providers, and resellers (the “Business”);

WHEREAS, the Company has determined that, in view of Your professional knowledge, expertise and experience, Your services as an executive of the Company will be of great value to the Company and its Affiliates and, accordingly, the Company desires to enter into this Agreement with You as set forth herein in order to secure such services as determined by the Company; and

WHEREAS, You desire to serve as an executive of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Your employment by the Company, the above premises and the mutual agreements hereinafter set forth, You and the Company agree as follows:

1. Definitions.

(a) ”Affiliate” means any corporation, limited liability company, partnership, association, joint venture or similar business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof or such the Company is the general partner or managing member of such a partnership or limited liability company, respectively. Unless the context suggests otherwise, all references to “Affiliate” in this Agreement will refer to a direct or indirect subsidiary of the Company.

(b) “Cause” means (i) Your commission of any act of fraud or dishonesty with respect to the Company, or any of its Affiliates, or any of their customers or suppliers that is materially harmful to the Company, including to its reputation; (ii) Your conviction of any felony; (iii) Your reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct which causes the Company or any of its Affiliates substantial public disgrace or disrepute or substantial economic harm; (iv) Your commission of one or more acts of gross negligence or willful misconduct, after written notice to You specifying such acts and a reasonable opportunity during a period of no fewer than thirty (30) days to cure such acts; or (v) Your material breach of Sections 5, 6, 7, 8 or 9 of this Agreement, after written notice to You specifying such acts and a reasonable opportunity during a period of no fewer than thirty (30) days to cure such acts.

(c) “Change in Circumstance” means (i) a substantial adverse alteration in the nature or status of Your responsibilities without Your written consent, (ii) without Your written consent, a reduction in Base Salary other than a reduction of up to five percent (5%) generally applicable to all similarly situated executives of the Company, (iii) without Your written consent, relocation of the Company’s principal place of business outside a fifty (50) mile radius of Atlanta, Georgia or (iv) a material breach by the Company or Holdings of a material provision of this Agreement; in the case of each of clauses (i) through (iv), after written notice by You to the Company specifying such acts within sixty (60) days following the occurrence thereof and a reasonable opportunity during a period of no fewer than thirty (30) days to cure such acts.

(d) “Change in Control” means (i) the transfer of all or substantially all of the Company’s total assets on a consolidated basis to an unaffiliated third party; or (ii) any sale, transfer, or issuance or series of sales, transfers and/or issuances of voting securities of the Company or its sole shareholder, Birch Communications Holdings, Inc. (“Holdings”) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than Holcombe T. Green, Jr., and R. Kirby Godsey, and their respective spouses and children (and trusts therefor), and affiliates controlled by any of them, owning, directly or indirectly, more than 50% of such voting securities outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances. Notwithstanding the foregoing, as to any compensation that is subject to Code Section 409A (defined below), in no event shall a Change in Control be deemed to occur, for purposes of this Agreement, if it does not constitute a qualifying Change in Control event under Code Section 409A.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g) “Total Disability” means Your inability, through physical or mental illness or accident, to perform the essential functions of Your usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) for a period of at least ninety (90) consecutive days following reasonable accommodation, all as determined by an independent medical doctor licensed to practice medicine in the State of Georgia retained by the Board to make such determination. Total Disability shall be deemed to have occurred on the first day following the expiration of such period.

2. Employment; Duties.

(a) During the Employment Period, You shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities, functions and authority of a Chief Financial Officer, subject to the power and authority of the Chief Executive Officer and the Board of Directors (the “Board”) of the Company and Holdings. During the Employment Period, You shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates which are consistent with Your position as a Chief Financial Officer.

(b) During the Employment Period, You shall report to the Chief Executive Officer and Board of Directors, and shall devote Your best efforts and Your full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates; You shall perform Your duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of Your abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects. In performing Your duties and exercising Your authority under this Agreement, You shall support and implement the business and strategic plans approved from time to time by the Board. So long as You are employed by the Company or any of its Affiliates, You shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation other than for the Board and its Affiliates.

3. Compensation.

(a) (1) You shall be paid a base salary of $375,000 per year. The Board shall review Your base salary annually during the Employment Period and, in its sole discretion, may alter such base salary from time to time in accordance with the terms of this Agreement after notice to You. The annual base salary payable to You under this Section 3(a), as the same may be adjusted from time to time, shall hereinafter be referred to as the “Base Salary”. The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, bi-weekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

(2) If the Employment Period shall begin on other than the first business day of a pay period and/or if the Employment Period shall terminate on other than the last day of a pay period, Your compensation for such pay period shall be prorated according to the number of days during such pay period within the Employment Period.

(3) As of the end of each calendar year during the Employment Period, You shall be eligible to receive a cash bonus as determined by the Board in its sole discretion of up to an amount equal to, at target levels of performance, 75% of Base Salary paid during such calendar year (the “Bonus Payments”, and the Bonus Payment at target levels of performance, the “Target Bonus”). The Bonus Payment shall be based on EBITDA, cash flow, revenue and/or other financial goals mutually agreed by the Board and the CEO. All payments under this Section 3(a)(3) shall be subject to all withholdings in accordance with applicable federal and state income, FICA and other withholding tax requirements and shall be paid in accordance with the Company’s practice for the timing of making bonus payments to its employees, but in any event on or prior to March 15 of the year following the year in which the Bonus Payment relates.

(4) The Company shall reimburse You up to $5,000 for Your attorney’s fees incurred in reaching this Agreement.

(5) You will also be eligible to receive the Equity Appreciation Bonus set forth on Exhibit C attached hereto, in accordance with its terms and conditions, which Holdings agrees to pay. The Company has no obligation in respect of the Equity Appreciation Bonus.

(a) While You are performing the services described herein, the Company shall, upon Your request, reimburse You for all reasonable and necessary expenses incurred by You in connection with the performance of Your duties of employment hereunder. All reimbursements to You for expenses shall be reasonably documented and timely submitted for reimbursement to the Company in accordance with the Company’s normal reimbursement policies. Such reimbursements shall be made as soon as administratively practical following an appropriate request, provided You submit Your request within thirty (30) days after You incur such expenses. Notwithstanding anything to the contrary herein, in the event of a termination of this Agreement for any reason, including for Cause, You shall be entitled to any reimbursements accrued through Your termination date in accordance with this paragraph.

(b) During the Employment Period, You shall be eligible to participate in all health, medical, disability and group term life insurance, and other employee welfare benefit plans and fringe benefits of the Company (and, to the extent applicable, Your eligible family members and dependents) in accordance with any group plan or program established by the Company and the terms and conditions thereof. You shall also be eligible to participate in any qualified and non-qualified retirement savings, defined benefit, and deferred compensation plans that the Company sponsors for similarly situated executives.

(c) You shall receive four (4) weeks paid time off during each full twelve (12) month period of the Employment Period.

4. Term; Termination.

(a) The term of Your employment under this Agreement shall commence on the Effective Date and shall end on February 6, 2020; provided that unless terminated pursuant to the terms and conditions of this Agreement, this Agreement and Your employment hereunder shall be automatically renewed on the terms and conditions set forth herein for additional twelve (12) month periods (the “Employment Period”). Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Your resignation (with or without a Change in Circumstance), death or Total Disability, and (ii) the Employment Period may be terminated by the Company at any time for Cause or without Cause. Except as otherwise provided herein, any termination of the Employment Period shall be effective as specified in a written notice from the Company to You. Solely for purposes of determining Your right to compensation under Section 4(b) below (to the extent such compensation is subject to Code Section 409A), You will not be considered to have terminated Your employment, and the Employment Period will not be deemed to have terminated, unless You have a “separation from service” within the meaning of Code Section 409A (as defined below).

(b) If (x) the Employment Period is terminated by the Company without Cause (excluding, for clarity, a termination by reason of Your death or Total Disability) or by You as a result of a Change in Circumstance or (y) prior to the end of the Employment Period, the Company does not offer in writing to continue Your employment following the end of the Employment Period upon substantially the same terms as provided in this Agreement (or as otherwise mutually agreed between You and the Company), and You elect to resign from the Company effective as of the end of the Employment Period, You shall be entitled to receive Your Base Salary earned through the date of termination or resignation, plus any accrued but unpaid Bonus Payments and payment for any unused vacation time, and You shall be entitled to any other salary, compensation or benefits from the Company or its Affiliates as otherwise specifically earned and/or vested as provided for under the Company’s employee benefit plans, and the Company shall pay You for any reimbursable expenses owed to You through the effective date of the termination or Your employment. In addition:

(1) You shall be paid severance pay equal to the sum of twelve (12) months of Base Salary, such severance pay to be paid via payroll continuation over the period of twelve (12) months following the effective date of the termination of Your employment (the “Severance Period”), with the payments being made on a bi-weekly basis and commencing as provided in Section 4(b)(3), and you shall be entitled to payment or reimbursement of all premiums for medical benefits elected by You pursuant to the continuation of medical coverage under Section 4980B of the Code during the Severance Period (collectively, the "Severance Payments"); and

(2) You shall be entitled to the foregoing Severance Payments if and only if (i) You have executed and delivered to the Company a General Release similar in form and substance as set forth in Exhibit A attached hereto and (ii) the General Release has become effective, in each case within 60 days of Your termination of employment, and only for so long as You have not revoked or breached the provisions of the General Release or materially breached the provisions of Sections 5, 6, 7, 8 or 9 hereof. You shall not be entitled any other salary, compensation or benefits after termination of the Employment Period, except as otherwise specifically provided for in the Company’s employee benefit plans and in this Agreement.

(3) To the extent that Severance Payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by You of a release of claims, You shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Your termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the General Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Your termination of employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Your termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Your termination of employment.

(b) In the event that (i) Your employment is terminated by the Company for Cause, (ii) You resign without a Change in Circumstance or (iii) Your employment is terminated by reason of Your death or Total Disability, You shall only be entitled to receive Your Base Salary earned through the date of termination or resignation and any accrued but unpaid Bonus Payments as of the date of termination and payment for any unused vacation time, and You shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter, except as otherwise specifically earned and/or vested as provided for under the Company’s employee benefit plans, and the Company shall pay You for any reimbursable expenses owed to You through the effective date of the termination or Your employment.

(c) The effective date of the termination of Your employment with the Company is referred to hereinbelow as the “Employment Termination Date”.

5. Confidential Information.

(a) Obligation to Maintain Confidentiality. You acknowledge that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information shall be deemed to consist of all information of any sort (whether obtained prior to or after the date hereof) that is (i) related to the Company’s or its Affiliates’ (or their respective predecessors as it relates to the Business) current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by You during the course of Your employment with the Company concerning the business and affairs of the Company and its Affiliates (and during the course of Your employment with the Company’s and its Affiliates’ predecessors concerning the Business), information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which You become aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Your employment with the Company, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential customers, financial and business plans, employee lists and telephone numbers, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, You agree that You shall not disclose to any unauthorized person or use for Your own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) is or subsequently becomes generally known to and available for use by the public other than as a result of Your acts; (ii) is rightfully received by You from a third party who, to Your knowledge, is not under a duty of confidentiality; or (iii) is required to be disclosed pursuant to any applicable law or court order. You agree to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Affiliates (including, without limitation, all Confidential Information) that You may then possess or have under Your control.

(b) Third Party Information. You understand that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, You will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or such Affiliates) or use, except in connection with Your work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

6. Intellectual Property, Inventions and Patents.

(a) You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, trade secrets, firmware, logos, software, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, acquired, contributed to, made, or reduced to practice by You (whether alone or jointly with others) while employed by the Company or its predecessor and their Affiliates, whether before or after the date of this Agreement (collectively, “Work Product”), belong to the Company or such Affiliate. The provisions of this Section 6 will apply to Work Product which is first reduced to practice and developed during the Employment Period, whether or not further development or reduction to practice may take place after termination of this Agreement.

(b) You shall promptly disclose Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney and other instruments).

(c) Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or its Affiliate. To the extent that any Work Product is not deemed to be a “work made for hire,” You hereby assign and agree to assign to the Company or such Affiliate all right, title and interest, including without limitation, the intellectual property rights that You may have in and to such Work Product. You agree to execute any documents and take any actions (at the Company’s expense) that may be legally required to effect and confirm such transfer and assignment and waiver.

(d) You understand, however, that there is no obligation being imposed on You to assign to the Company or any Affiliate, any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company or any of its Affiliates (or any of their predecessors) was used and that was developed entirely on Your own time, unless: (i) such Work Product relates to the Company’s, or its Affiliates’ businesses or their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by You for the Company, or its Affiliates under this Agreement.

(e) You have identified and listed on Exhibit B all Work Product that is or was owned by You or was written, discovered, made, conceived or first reduced to practice by You alone or jointly with another person prior to Your employment under this Agreement and with the Company’s and its Affiliates’ predecessors. If no such Work Product is listed, You represent to the Company that You do not now nor have You ever owned, nor have You made, any such Work Product.

7. Non-Competition. In further consideration of the compensation to be paid to You hereunder, You acknowledge that during the course of Your employment with the Company and its Affiliates You will become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Affiliates and that Your services shall be of special, unique and extraordinary value to the Company and its Affiliates, and therefore, in further consideration of the compensation to be paid to You hereunder, You agree that during Your employment with the Company or any of its Affiliates and for a period of twelve (12) months after termination of Your employment with the Company and its Affiliates for any reason, You shall not, directly or indirectly, within the Territory (as defined below), provide Services (as defined below) to or for the benefit of any Person (including You) which is at the time engaged in the Business. As used herein, the “Territory” shall mean the United States and “Services” shall mean services provided by You to the Company or any of its Affiliates during the one year period immediately preceding the termination of Your employment with the Company.

8. Customer Non-Solicitation. You agree that during Your employment with the Company and for a period of twelve (12) months after termination of Your employment with the Company for any reason, You will not directly or indirectly on Your own behalf or on behalf of any other Person, except on behalf of the Company, (i) solicit or call upon any customer or client or Prospective Customer (as defined below) of the Company or any of its Affiliates with a view to providing to such customer or Prospective Customer the services provided by the Company and its Affiliates in connection with the Business; provided, however, that the restrictions set forth in this clause (i) shall apply only to customers or Prospective Customers of the Company and its Affiliates with whom You had Material Contact (as defined below) during the twelve (12)-month period immediately preceding the termination of Your employment with the Company and its Affiliates, or (ii) induce or attempt to induce any customer or licensee of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate (including, without limitation, by making any negative or disparaging statements or communications regarding the Company or its Affiliates). As used herein, “Prospective Customer” shall mean any Person to whom the Company or any of its Affiliates has sent or delivered a written servicing proposal or contract in connection with the Business of the Company and its Affiliates, and “Material Contact” shall mean contact between You and each customer or Prospective Customer (A) with whom You dealt; (B) whose dealings with the Company were coordinated or supervised by You; or (C) about whom You obtained Confidential Information in the ordinary course of business as a result of Your association with the Company.

9. Employee Non-Solicitation. You agree that during Your employment with the Company and for a period of twelve (12) months after termination of Your employment with the Company for any reason, You will not directly or indirectly through another person or entity, except on behalf of the Company, recruit, hire or attempt to recruit or hire, directly or by assisting others, any other person who was an employee of the Company or any of its Affiliates within the two-year period prior to Your termination of employment or is an employee of the Company or any of its Affiliates following Your termination of employment, or otherwise induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof.

10. Termination of Restrictive Covenants. In the event of a winding-up, dissolution or general cessation of business by the Company, or the Company’s failure to make the severance payments provided under Section 4(b) hereunder which continues uncured for more than 90 days, the covenants set forth in Sections 7, 8 and 9 shall automatically terminate.

11. Enforcement. If, at the time of enforcement of Sections 5, 6, 7, 8 or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You agree that the covenants contained in Sections 5, 6, 7, 8 and 9 are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interest and properties of the Company; and that irreparable loss and damage will be suffered by the Company should You breach any of the covenants. Therefore, You agree that in addition to all other remedies provided by law or in equity, the Company and its Affiliates or their successors and assigns shall be entitled to a temporary restraining order and temporary and permanent injunction to prevent a breach or contemplated breach of any of the covenants (without posting a bond or other security). In addition, in the event of a breach or violation by You of Section 7, the time period set forth therein shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. You acknowledge that the restrictions contained in Section 7 are reasonable and that You have reviewed the provisions of this Agreement with Your legal counsel.

12. Additional Acknowledgments. You acknowledge that the provisions of Sections 5, 6, 7, 8 or 9 are in consideration of: (i) employment with the Company, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, You agree and acknowledge that the restrictions contained in Sections 5, 6, 7, 8 or 9 do not preclude You from earning a livelihood, nor do they unreasonably impose limitations on Your ability to earn a living. In addition, You acknowledge (i) that the business of the Company and its Affiliates may be national in scope, (ii) notwithstanding the state of incorporation or principal office of the Company or residence of any of its respective employees (including You), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within its industry throughout the United States. You agree and acknowledge that the potential harm to the Company and its Affiliates of the non-enforcement of Sections 5, 6, 7, 8 or 9 outweighs any potential harm to You of its enforcement by injunction or otherwise. You acknowledge that You have carefully read this Agreement and have given careful consideration to the restraints imposed upon You by this Agreement, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information and relationships of the Company and its Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

13. Representations. You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this Agreement by You does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which You are a party or by which You are bound, (ii) You are not a party to or bound by any employment agreement with any other person or entity or any noncompete agreement or confidentiality agreement that are violated by the execution of and performance under this agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be Your valid and binding obligation, enforceable against You in accordance with its terms. You hereby acknowledge and represent that You have consulted with independent legal counsel regarding Your rights and obligations under this Agreement and that You fully understand the terms and conditions contained herein.

14. Corporate Opportunity. During the Employment Period, You shall submit to the Board all business, commercial and investment opportunities or offers presented to You or of which You become aware which relate to the Business at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, You shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Your own behalf.

15. Cooperation. During the Employment Period and thereafter during the Severance Period, You agree to cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Your possession, all at times and on schedules that are not disruptive of Your other permitted activities and commitments, which may include full-time employment to a future employer). In the event the Company requires Your cooperation in accordance with this Section 15, the Company shall reimburse You solely for reasonable expenses (including lodging and meals) upon submission of receipts, and, to the extent such cooperation requires a commitment of greater than five (5) hours per week, You shall be paid a per diem rate equal to one day of Base Salary for each day on which cooperation is requested.

16. Survival. Sections 1, 4 through 13 and 15 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

17. Severability. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity of the remaining covenants set forth herein shall not be affected thereby.

18. Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and assigns, except that You may not assign Your rights or delegate Your duties or obligations hereunder without the prior written consent of Holdings.

19. Notices. Except as otherwise specifically provided herein, any notice required or permitted to be given to You pursuant to this Agreement shall be given in writing, and personally delivered or mailed to You by certified mail, return receipt requested, at the address set forth below Your signature on this Agreement or at such other address as You shall designate by written notice to the Company given in accordance with this Section 19, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the Company or at such other address as the Company shall designate by written notice to You given in accordance with this Section 19. Any notice complying with this Section 19 shall be deemed received when personally delivered or mailed to the addressee.

20. Waiver. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

21. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Georgia without regard to its principles of conflicts of laws. You and the Company agree that any action or proceeding in connection with this Agreement shall be brought exclusively in a state or federal court sitting in or for Fulton County, Georgia. In any action or proceeding brought with respect to or in connection with this Agreement, You and the Company hereby irrevocably agree to submit to the jurisdiction and venue of the federal and state courts sitting in or for Fulton, County, Georgia.

22. Beneficiary. The covenants, terms, and provisions set forth in this Agreement shall inure to the benefit of and be enforceable by You, Your heirs, and legal representatives and by the Company and its permitted successors, assigns, and successors-in-interest, including, without limitation, any corporation, partnership, or other entity with which the Company may be merged. The Company shall require any such successor to expressly acknowledge and agree in writing to assume the Company’s obligations hereunder. Except as expressly set forth herein, nothing expressed or implied in this Agreement is intended to confer, nor anything herein shall confer, upon any person other than the parties hereto any rights, remedies, obligations or liabilities whatsoever. Any payment that You are owed under this Agreement at the time of Your death shall be paid in accordance with the terms of this Agreement to Your estate.

23. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to Your employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon You or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to Your employment by the Company, in whatever capacity, are hereby expressly terminated. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

24. Time of the Essence. Time is of the essence of this Agreement and each of the provisions hereof.

25. Indemnification. With respect to Your services as a director and officer of the Company and any of its Affiliates, the Company shall indemnify You and hold You harmless to the fullest extent permitted under the Company’s articles of organization and Delaware law from and against any expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to which You are made, or threatened to be made, a party by reason of the fact You are or were a director or officer of the Company. In addition, if the Company or any of its Affiliates maintains director or officer indemnity insurance, You will be covered and insured under such policy to the same extent as similarly situated officers and directors.

26. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on You by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by You, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) For purposes of Code Section 409A, Your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement effective as of the date first shown above.

THE COMPANY:     YOU, THE EXECUTIVE:

Birch Communications, Inc. By: /s/ Anthony A. Tomae Name: Anthony A. Tomae Title: President and CEO	By: /s/ Kevin M. Dotts Kevin M. Dotts

For purposes of its agreement under Section 3(a)(4) only,

Holdings executes this Agreement below:

HOLDINGS:

Birch Communications Holdings, Inc.

By: /s/ R. Kirby Godsey
      Name: R. Kirby Godsey

Exhibit A

GENERAL RELEASE

I, ______________, in consideration of and subject to the performance by Birch Communications, Inc., a Georgia corporation (together with its affiliates, the “Company”), of its obligations under the Executive Employment Agreement, dated as of (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, to the extent that I have knowledge or could reasonably be expected to have knowledge of such matter or the facts giving rise to such matter, and which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.
I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties.

8.
I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.
I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

10.
I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

11.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.
I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; AND THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990;;

3.
I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.
I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _____________, _____TO CONSIDER IT AND THE CHANGES MADE SINCE THE __________,_____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.
THE CHANGES TO THE AGREEMENT SINCE ______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.
I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.
I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.
I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Exhibit B
WORK PRODUCT

None

Exhibit C

EQUITY APPRECIATION BONUS

(a) Subject to the terms and conditions of this Exhibit C, a cash bonus, in the amount computed as set forth below, shall become payable to Executive by Holdings in reference to the value of the equity of Holdings subject to the further terms set forth below (“Equity Appreciation Bonus”) on the sooner occur of (x) a Change in Control, or (y) February 6, 2021 (“Scheduled Bonus Date”).

(b)  As used herein, “Vesting Percentage” means as follows :

(i) 0% if the Employment Termination Date is prior to February 6, 2019;

(ii) 25% if the Employment Termination Date is on or after February 6, 2019, but prior to February 6, 2020;

(iii) 50% if the Employment Termination Date is on or after February 6, 2020, but prior to February 6, 2021;

(iv) 100% if the Employment Termination Date is not prior to February 6, 2021;

provided, however, the Vesting Percentage shall be increased (as applicable):

(x) to 100% if the Equity Appreciation Bonus is being paid in reference to a Change in Control which occurs prior to or on the Employment Termination Date; or

(y) in the event that Your employment terminates prior to February 6, 2021 (x) by the Company without Cause, (y) by You as a result of a Change in Circumstances or (z) by reason of Your death or Total Disability, to the Vesting Percentage that would have been attained if Your employment had continued until the first anniversary of the Employment Termination Date.

(c) The value of the equity of Holdings upon which the Equity Appreciation Bonus shall be computed hereunder (the “Holdings Equity Value”), subject to the proviso below, shall equal, in the case of the Equity Appreciation Bonus paid by reason of a Change in Control which occurs prior to or on the Employment Termination Date, the value of the equity of Holdings implied by the Change in Control transaction. Otherwise, the Holdings Equity Value shall be computed by Deloitte Transactions and Business Analytics LLP (or another independent agent mutually agreed) (the “Valuation Firm”), subject to verification by Executive, employing the same methodology as used by Deloitte Transactions and Business Analytics LLP in its valuation of the equity of Holdings computed as of December 31, 2015 in its report dated March 17, 2016 to compute the value of Holdings’ equity (before the application of any discounts) of $273,210,000 (the “2015 Report”), although using financial data in reference to the Company, and otherwise, as of the end of the calendar month immediately preceding the Bonus Date. Provided however, the Holdings Equity Value shall be decreased on a dollar-for-dollar basis to account for any capital contribution of cash or any asset, or the acquisition of any asset, including any business, to the extent (only) that additional equity of Holdings is issued therefor, with non-cash contributions in each case valued at the time of any such contribution or acquisition. For clarity and avoidance of doubt, You and Holdings agree as follows with respect to such valuation: (1) that You shall be permitted to discuss the components of the valuation with the Valuation Firm and to review and comment on the valuation before it is finalized; (2) that the weighting of the data in the valuation shall be the same as reflected in the 2015 Report (including, without limitation, 50% to the Discounted Cash Flow method, 30% to the Guideline Public Company method and 20% to the Guideline Transaction method); (3) that the Valuation Firm shall have discretion to change the guideline companies and the EBITDA multiple(s) used in the report (it being understood that, in all cases, the determination of the Valuation Firm shall, absent manifest error, be final, binding and conclusive); and (4) that, in the event that there shall be created a New Holding Company, the calculations set forth herein shall be of the value of the equity of New Holding Company, not Holdings, and will include the assets and liabilities of such New Holding Company and its Affiliates, including without limitation the assets and liabilities of Holdings and of the Company and its direct and indirect subsidiaries.

(d) The Equity Appreciation Bonus shall equal the Vesting Percentage multiplied times the bonus dollar sum applicable below:

Holdings Equity Value
equal or exceeding but less than
succeeding sum
(dollars in millions)

Equity Base Value (EBV)	Percent earned	Cumulative Earned Equity Bonus
EBV + $40	1%	$400,000
EBV + $80	1%	$800.000
EBV + $120	1%	$1.2 million
EBV + $160	1%	$1.6 million
EBV + $200	1%	$2.0 million
EBV + $240	1.5%	$2.6 million
EBV + $280	1.5%	$3.2 million
EBV + $320	1.5%	$3.8 million
Each succeeding level - equals prior level succeeding level plus $40	1.5%	plus $600,000

Provided, should the Holdings Equity Value exceed the EBV but fall in between any of the value levels specified above, then the amount of the Equity Appreciation Bonus will equal the amount indicated for the level achieved plus a pro rated amount of the additional bonus amount ($1 million or $1.5 million, as the case may be) obtainable at the next highest value level. For example, if the Holdings Equity Value is EBV + $20 million, the Equity Appreciation Bonus will be $1.5 million, and if EBV + $130 million, it will be $4.25 million.

As used herein, EBV means the value of the equity of Holdings which was computed by Deloitte Transactions and Business Analytics LLP as of December 31, 2015, which was dated March 17,2016.

(e) The Equity Appreciation Bonus shall be payable, in the case of a Change in Control, coincident with the closing of such transaction, except as provided in the following section. If a portion of the consideration in respect of a Change in Control is contingent or escrowed, to the extent permitted by Treas. Reg. § 1.409A-3(i)(5)(iv), the payment of the Equity Appreciation Bonus shall be on the same schedule and under the same terms and conditions as apply to shareholders generally, provided that such payment of the Equity Appreciation Bonus will be made no later than five (5) years after the Change in Control.

(f) If the Equity Appreciation Bonus is payable in reference to the Scheduled Bonus Date, and not in respect of the occurrence of a Change in Control, it shall be paid in six (6) equal quarterly installments, payable on the last day of each calendar quarter, during the eighteen (18) months beginning with the first calendar quarter succeeding the Scheduled Bonus Date. In addition, all unpaid installments and other sums due in respect of the Equity Appreciation Bonus payable in reference to the Scheduled Bonus Date shall be paid upon the subsequent occurrence of a Change in Control. In the event of Your death following the Change in Control but prior to conclusion of Equity Bonus quarterly payments, remaining payments shall be made to Your designated beneficiary or to Your estate.

(g) The provisions of this Exhibit C shall survive any termination of employment of Executive (including bv reason of death) or termination of this Agreement, subject to the particular terms and conditions of this Exhibit C.